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                                                                   Exhibit 5.1


                                 [LETTERHEAD]


                                July 31, 1997


La Quinta Inns, Inc.
Weston Centre
112 E. Pecan Street
San Antonio, Texas  78299-2636

          Re:  La Quinta Inns, Inc.
               Common Stock, par value $.10 per share
               Registration on Form S-8
               --------------------------------------

Ladies and Gentlemen:

          I have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,000,000 shares of Common Stock, par value $.10 per share (the "Shares"), to be sold by La Quinta Inns, Inc. (the "Company") under the 1997 Equity Participation Plan of La Quinta Inns, Inc. In my capacity as Vice President-General Counsel of the Company, I am familiar with the proceedings undertaken in connection with the authorization, and proposed issuance and sale of the Shares. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

          I consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ John F. Schmutz

                              John F. Schmutz
                              Vice President-General Counsel